Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cardiac Science Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-130182) on Form S-3 and the registration statement (No. 333-128057) on Form S-8 of Cardiac Science Corporation of our reports dated March 16, 2007, relating to the consolidated balance sheets of Cardiac Science Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cardiac Science Corporation. Our report refers to a change in the accounting policy for share-based payments to employees as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” and the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements”, effective January 1, 2006.
/s/ KPMG LLP
Seattle, Washington
March 16, 2007